Exhibit 10.1
July 11, 2007

Clarion Finance Pte Ltd.
80 Raffles Place #32-01
Uob Plaza, Singapore 048624

RE:	Powder River Basin Mowry Project Area
T45-48N, R68-71W, 6th PM
Campbell, Crook, Johnson & Weston Counties, Wyoming

Gentlemen:

By virtue of that certain letter agreement with American Oil and Gas, Inc. (“AOGI”), dated July 22, 2005, as amended by a letter agreement dated July 14, 2006 (as amended, the “AOGI Agreement”) attached hereto as Exhibit “A,” Tatonka Oil and Gas, Inc. (“Tatonka”) is the owner of interests in certain oil and gas leases described on Exhibit “B” attached hereto (collectively, the “Leases”) covering or affecting the lands described in Exhibit “B” (collectively, the “Lands”).  Clarion Finance Pte Ltd. (the “Company”) wishes to acquire a portion of Tatonka’s interest in the Leases and Lands, and to participate with Tatonka and with AOGI and North Finn, LLC (“North Finn”) in the exploration and development of the Leases and Lands. This letter agreement (this “Agreement”), when executed by the Company, shall evidence the agreement between the parties by which the Company shall acquire from Tatonka the right to earn 50% of the interests owned by Tatonka in the Leases and Lands, subject to the terms and conditions set forth below.

1.             Acquisition of Interest in Leases.  At the Closing (as herein defined), the Company will pay Tatonka, by certified funds or by wire transfer to Tatonka’s designated account, the sum of $339,453.60 (the “Lease Acquisition Fee”) and Tatonka shall execute and deliver to the Escrow Agent (as herein defined) an assignment in the form of Assignment, Bill of Sale and Conveyance attached hereto as Exhibit “C” (the “Assignment”) assigning to the Company 50% of Tatonka’s right, title and interest in and to the Leases and Lands and to the AOGI Agreement (which the Company shall ratify and confirm upon its receipt of the Assignment).  The instructions for wiring the Lease Acquisition Fee to Tatonka are as follows:

Credit to Tatonka Oil & Gas Company, Inc.
1515 Arapahoe Street, Tower 1, 10th Floor
Denver, CO 80202
(303) 476-4100

TO:

Colorado Business Bank
821 17th Street
Denver, CO 80202
(303) 293-2265
Routing #102003206
Account # 3223787

2.             Escrow Agent.  The Assignment shall be delivered by Tatonka to Kendor P. Jones (the “Escrow Agent”) of the law firm of Welborn Sullivan Meck & Tooley, P.C., who shall hold such Assignment in escrow until he receives written instructions to deliver such Assignment to the Company or to return the Assignment to Tatonka pursuant to Section 5 below.

3.             Participation in Commitment Wells.  AOGI, North Finn and Tatonka have agreed to spend $15,000,000 to drill vertical and horizontal wells on the Leases and Lands with the target depth the Mowry formation (the “Commitment Wells”).  The Company hereby agrees to pay to the operator that drills the Commitment Wells (the “Operator”) $9,000,000, representing Tatonka’s 60% share of the costs to drill and complete the Commitment Wells.  To the extent that Tatonka’s 60% share of the costs to drill and complete the Commitment Wells exceeds $9,000,000, the Company shall have no obligation to pay such excess costs and Tatonka shall pay the Operator its share of such costs in excess of $9,000,000.

4.             Closing.  The closing of the transaction between the parties (the “Closing”) shall be held at Tatonka’s offices at 10:00 a.m., MDT, on July 11, 2007 (the “Closing Date”).  At the Closing, the Company shall pay Tatonka the Lease Acquisition Fee and Tatonka shall deliver the Assignment to the Escrow Agent.

5.             Release of the Assignment from Escrow.  If the Company satisfies the requirements of Section 3 above, Tatonka shall instruct the Escrow Agent to deliver the Assignment to the Company.  If the Company fails to satisfy the requirements of Section 3, the Company shall instruct the Escrow Agent to return the Assignment to Tatonka.

6.             Interests In Revenues From Commitment Wells Until Payout.  Until Payout (as defined in Section 8 below) of the Commitment Wells, the Company shall be entitled to receive 45% of the net revenues from the sale of production from such Commitment Wells and Tatonka shall be entitled to receive 15% of the net revenues from the sale of production from the Commitment Wells.

7.             Interests in Revenues From Commitment Wells After Payout.  Following Payout of the Commitment Wells, the Company and Tatonka shall each be entitled to receive 30% of the net revenues from the sale of production from the Commitment Wells.  In addition, each party shall be responsible for 30% of the operating costs of the Commitment Wells both before and after Payout and shall be responsible for 30% of the costs and shall be entitled to 30% of the net revenues attributable to drilling, completing and operating any other wells drilled on the Leases and Lands pursuant to the Operating Agreement referred to in Section 7.

8.             Payout.  For all purposes hereunder, the term “Payout” shall mean that time, if ever, when the Company shall have recovered from the proceeds of 45% of production from the Commitment Wells, after deducting the lessor’s royalty and any overriding royalties and similar burdens on production with respect to which the Leases and Lands are encumbered on the date of this Agreement, and all applicable taxes, all of the costs of the Company incurred in drilling, testing, completing and equipping the Commitment Wells.  Within sixty (60) days following completion of the last of the Commitment Wells, the Company shall furnish Tatonka with a detailed statement of the actual costs incurred in the drilling, testing, completing and equipping of the Commitment Wells.

9.             Operating Agreement  In the AOGI Agreement, Tatonka and AOGI agreed to enter into a mutually agreeable Joint Operating Agreement (the “JOA”) covering the Leases and Lands.  The Company also agrees to enter into the JOA.

10.           Area of Mutual Interest.  In the AOGI Agreement, Tatonka and AOGI created an area of mutual interest (the “AMI”) encompassing Townships 45-49 North, Ranges 68-71 West, 6th P.M., Campbell County, Wyoming.  The Company hereby agrees to be bound by the terms and conditions governing the AMI as if it were an original party to the AOGI Agreement.

11.           Notices.  Except as herein otherwise expressly provided, any notice or other communication required or permitted hereunder shall be in writing and shall be deemed given only when received by the party to whom the same is directed as follows:

Tatonka Oil and Gas, Inc.
1515 Arapahoe Street
Tower 1, 10th Floor
Denver, CO 80202
Attn: Dirck E. Tromp
Telephone: (303) 476-4102
Fax: (303) 476-4101
E-Mail: DTromp@tatonkaorg.com

Clarion Finance Pte Ltd.
80 Raffles Place #32-01
Uob Plaza, Singapore 048624
Attn: _____________________
Telephone: ________________
Fax: ______________________
E-Mail: ___________________

12.           Term.  The term of this Agreement (the “Term”) shall commence as of the date hereof and it shall end the later of (i) the termination of the AOGI Agreement, (ii) the termination of the JOA, or (iii) when one of the parties, or its successors and assigns, no longer own an interest in the Leases and Lands.

13.           Amendments.  No amendments or other changes to this Agreement shall be effective or binding on either of the parties unless the same shall be in writing and signed by both parties.

14.           Applicable Law; Venue.  This Agreement shall be governed by and interpreted in accordance with the laws of the State of Colorado, without reference to its conflict of laws provisions.  Forum and venue shall be exclusively in state or federal court in Denver, Colorado.

15.           Assignability; Binding on Successors.  Either party may assign its rights and/or obligations under this Agreement, provided that it provides notice of such assignment to the other party.  This Agreement shall be binding upon and shall inure to the benefit of the parties and their respective successors and assigns.

16.           Severability.  If a court of competent jurisdiction determines that any clause or provision of this Agreement is void, illegal or unenforceable, the other clauses and provisions of the Agreement shall remain in full force and effect, and the clauses and provisions that are determined to be void, illegal or unenforceable shall be limited so that they shall remain in effect to the extent permissible by law.

17.           Counterparts.  This Agreement may be executed by the parties in counterparts, each of which shall be deemed to be an original instrument, but which together shall constitute one and the same instrument.  Execution may be evidenced by faxed signatures with original signature pages to follow promptly.

18.           Relationship of Parties.  This Agreement shall not create, and shall not be construed as creating, a mining or other partnership or association, nor does this Agreement render the parties liable as partners.  The liability of the parties shall be several and not joint or collective.

19.           No Third Party Beneficiaries.  Except for AOGI and North Finn, this Agreement is not intended to accrue to the benefit of any third party.

20.           Entire Agreement.  This Agreement constitutes the entire agreement and understanding between the parties with respect to the subject matter hereof.  This Agreement supersedes all prior oral and written discussions, agreements and understandings relating to such subject matter.

If you agree that the foregoing accurately reflects the agreement between the parties, please so indicate by signing and returning to the attention of the undersigned the enclosed duplicate original of this Agreement.

Sincerely,

TATONKA OIL & GAS, INC.

By: /s/ DIRCK E. TROMP
Dirck E. Tromp
President and Chief Executive Officer

AGREED TO AND
ACCEPTED this 12th
day of July, 2007

CLARION FINANCE PTE LTD.

By: /s/ DAVID DAWES
Name: David Dawes
Its: Principal